                                  EXHIBIT 99.1

     Five Year Summary of Supplemental Consolidated Financial Statements and Related Statistics
     (dollar references in thousands except share data)


The following selected data have been taken from the Company's supplemental consolidated financial statements and should be read in conjunction with the supplemental consolidated financial statements and related notes included elsewhere in this annual report. See Note 18 to the supplemental consolidated financial statements and "Management's Discussion and Analysis of Financial
Condition and Results of Operations" for information regarding a purchase acquisition during 1994 which affects the comparability of data.




                                                     1996            1995           1994          1993          1992
                                                     ---------------------------------------------------------------

Summary of Operations
Interest and Fees on Loans................          $27,846         $26,197        $21,545        $20,238     $20,863
Interest on Investments...................            7,515           7,619          6,378          7,133       8,299
                                                      -----           -----          -----          -----       -----
    Total Interest Income.................           35,361          33,816         27,923         27,371      29,162
                                                     ------          ------         ------         ------      ------
Interest on Deposits......................           16,179          15,150         11,599         12,278      14,168
Interest on  Borrowings...................              504             798            420            172         218
                                                        ---             ---            ---            ---         ---
    Total Interest Expense................           16,683          15,948         12,019         12,450      14,386
                                                     ------          ------         ------         ------      ------
Net Interest Income.......................           18,678          17,868         15,904         14,921      14,776
Provision for Loan Losses.................              210              49            687            797       1,146
                                                        ---              --            ---            ---       -----
Net Interest Income after Provision for
    Loan Losses...........................           18,468          17,819         15,217         14,124      13,630
Noninterest Income........................            2,227           1,764          1,933          1,836       1,911
Noninterest Expenses......................           13,288          12,418         10,910         10,874      10,257
                                                     ------          ------         ------         ------      ------
Income Before Income Taxes and
    Cumulative Effect of Change in
      Accounting for Income Taxes.........            7,407           7,165          6,240          5,086       5,284
Income Tax Expense........................            2,513           2,323          1,958          1,642       1,767
                                                      -----           -----          -----          -----       -----
Income Before Cumulative Effect of
    Change in Accounting for  Taxes.......            4,894           4,842          4,282          3,444       3,517
Cumulative Effect of Change in
    Accounting for Income Taxes...........              ---             ---            ---            218         ---
                                                        ---             ---            ---            ---         ---
Net Income................................           $4,894          $4,842         $4,282         $3,662      $3,517
=========================================================================================================================
Year-end Balances
Total Assets..............................         $489,443        $458,604       $432,939       $412,203    $388,359
Total Loans, Net..........................          306,754         282,457        270,981        243,766     229,671
Total Long-term Debt......................            1,000           1,000          1,000          1,000         ---
Total Deposits............................          422,906         395,553        369,180        353,056     334,087
Total Shareholders' Equity................           48,793          45,788         40,779         38,880      36,401
=========================================================================================================================
Per Share Data (1 )
Income Before Cumulative Effect of
    Change in Accounting for
      Income Taxes........................            $0.92           $0.91          $0.80          $0.65       $0.66
Net Income................................             0.92            0.91           0.80           0.69        0.66
Cash Dividends (2)........................             0.39            0.36           0.32           0.29        0.26
Shareholders' Equity, End of Year.........             9.14            8.59           7.65           7.29        6.83
=========================================================================================================================
Other Data at Year-end
Number of Shareholders....................            1,981           1,910          1,863          1,878       1,764
Number of Employees.......................              218             213            203            188         177
Weighted Average Number of Shares.........        5,335,316       5,331,745      5,331,163      5,331,157   5,331,157


(1) Per share data has been retroactively adjusted to give effect for stock dividends and stock splits.

(2) Cash dividends represent historical dividends declared per share without retroactive restatement for pooling.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following table summarizes the net interest income (on a tax-equivalent basis) for each of the past three years. For the tax-equivalent adjustments, an effective tax rate of 34% was used for all years presented. (1)


                                                  Average Balance Sheet
                                    (Tax-equivalent / dollar references in thousands)

                                      Twelve Months Ended         Twelve Months Ended          Twelve Months Ended
                                         December 31, 1996           December 31, 1995            December 31, 1994
                                   Average     Interest            Average   Interest           Average Interest
                                   Principal   Income/  Average   Principal  Income/   Average  Principal
Income/   Average
                                    Balance    Expense   Yield     Balance    Expense   Yield    Balance
Expense    Yield
                                   -----------------------------  ----------------------------
-----------------------------

ASSETS
Short-term Investments:
   Interest-bearing Balances
     with Banks...............       $989       $53      5.36%      $1,124     $55      4.89%     $3,678
$158     4.30%
 Federal Funds Sold and Securities
     Purchased under Agreements
     to Resell................     11,589       611      5.27%      13,467     783      5.81%     10,857
386     3.56%

   Other Short-term Investments     2,115       114      5.39%      11,247     679      6.04%      4,002
202     5.05%

Securities:
   Taxable....................     81,221     4,788      5.90%      77,078   4,400      5.71%     78,138
4,136     5.29%
   Non-taxable................     33,791     2,953      8.74%      27,628   2,579      9.33%     24,473
2,269     9.27%
Total Loans and Leases (2)(3).    306,296    27,947      9.12%     285,154  26,290      9.22%    263,350
21,599     8.20%
                                  -------    ------                -------  ------               -------    ------
TOTAL INTEREST
   EARNING ASSETS.............    436,001    36,466      8.36%     415,698  34,786      8.37%    384,498
28,750     7.48%
                                  -------    ------                -------  ------               -------    ------

Cash and Due from Banks.......     15,602                           14,185                        13,474
Premises, Furniture &
   Equipment..................     11,386                           11,262                         8,996
Other Assets..................      9,768                            9,644                         7,723
Less: Allowance for Loan Losses    (6,948)                          (6,749)                       (6,134)
                                   ------                           ------                        ------

TOTAL ASSETS..................   $465,809                         $444,040                      $408,557
                                 ========                         ========                      ========

LIABILITIES AND SHARE-
   HOLDERS' EQUITY
Savings and Interest-bearing
   Demand Deposits............   $126,593     3,375      2.67%    $120,603   3,361      2.79%   $120,634
2,977     2.47%
Time Deposits.................    232,729    12,804      5.50%     222,779  11,789      5.29%    194,818
8,622     4.43%
Federal Funds Purchased,
   Securities Sold under
   Agreements to Repurchase and
   Other Short-term Borrowings      8,635      404       4.68%      12,059     671      5.56%     11,151
366     3.28%
Long-term Debt................      1,851      100       5.40%       2,137     127      5.94%      1,000
54     5.40%
                                    -----      ---                   -----     ---                 -----        --
TOTAL INTEREST-BEARING
   LIABILITIES................    369,808   16,683       4.51%     357,578  15,948      4.46%    327,603
12,019     3.67%
                                  -------   ------                 -------  ------               -------    ------

Demand Deposit Accounts.......     45,242                           40,200                        37,973
Other Liabilities.............      3,853                            3,499                         3,195
                                    -----                            -----                         -----
TOTAL LIABILITIES.............    418,903                          401,277                       368,771
                                  -------                          -------                       -------

Shareholders' Equity..........     46,906                           42,763                       39,786
                                   ------                           ------                       ------
TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY.......   $465,809                         $444,040                     $408,557
                                 ========                         ========                     ========
NET INTEREST INCOME...........             $19,783                         $18,838                         $16,731
                                           =======                         =======                         =======
NET YIELD ON
   EARNING ASSETS.............                           4.54%
4.53%                          4.35%


1. Effective tax rates were determined as though interest earned on the Company's investments in municipal bons and loans was fully taxable.

2.   Nonaccruing loans have been included in average loans.

3. Interest income on loans includes loan fees of $516, $339, and $368 for 1996, 1995, and 1994, respectively.

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

INTERIM FINANCIAL DATA (Table 1) (Unaudited, $ in thousands except share data)

                                                                   For the three months ended
                                                              December          September            June
March
                                                                31                  30                 30
31
                                                             ---------          ---------          --------
-------

1996
Interest Income.......................................       $9,098              $8,872            $8,741
$8,650
Interest Expense......................................        4,298               4,236             4,095
4,054
                                                              -----               -----             -----
-----
   Net Interest Income................................        4,800               4,636             4,646
4,596
Provision for Loan Losses.............................           27                  80
80             23
Noninterest Income....................................          674                 533               558
462
Noninterest Expense...................................        3,549               3,441             3,209
3,089
                                                              -----               -----             -----
-----
   Income before Income Taxes.........................        1,898               1,648             1,915
1,946
Income Tax Expense....................................          743                 519               625
626
                                                                ---                 ---               ---
---

     Net Income.......................................       $1,155              $1,129            $1,290
$1,320
                                                             ======              ======            ======
======

Net Income per Share..................................         $.22                $.21              $.24
$.25
                                                               ====                ====              ====
====

Weighted Average Shares...............................    5,338,167           5,336,143         5,333,564
5,333,351
                                                          =========           =========         =========
=========




1995
Interest Income.......................................       $8,870              $8,568            $8,408
$7,970
Interest Expense......................................        4,249               4,121             4,026
3,552
                                                              -----               -----             -----
-----
   Net Interest Income................................        4,621               4,447             4,382
4,418
Provision for Loan Losses.............................         (33)               (191)               136
137
Noninterest Income....................................          388                 470               437
469
Noninterest Expense...................................        3,219               3,012             3,127
3,060
                                                              -----               -----             -----
-----
   Income before Income Taxes.........................        1,823               2,096             1,556
1,690
Income Tax Expense....................................          562                 718               478
565
                                                                ---                 ---               ---
---

     Net Income.......................................       $1,261              $1,378            $1,078
$1,125
                                                             ======              ======            ======
======

Net Income per Share..................................         $.24                $.26              $.20
$.21
                                                               ====                ====              ====
====

Weighted Average Shares...............................    5,331,144           5,331,450         5,332,127
5,332,275
                                                          =========           =========         =========
=========

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)



INTRODUCTION AND OVERVIEW
German American Bancorp ("the Company") is a multi-bank holding company based in Jasper, Indiana. The Company's four affiliate banks conduct business in 20 offices in the six contiguous counties of Dubois, Daviess, Martin, Pike, Perry and Spencer Counties in Southwest Indiana. The banks provide a wide range of financial services, including accepting deposits; making commercial and consumer loans; originating, marketing, and servicing mortgage loans; issuing credit life, accident and health insurance; providing trust services for personal and corporate customers; providing safe deposit facilities; and providing investment advisory and brokerage services.

The information in this Management's Discussion and Analysis is presented as an analysis of the major components of the Company's operations for the years 1994 through 1996 and financial condition as of December 31, 1996 and 1995. The information should be used in conjunction with accompanying supplemental consolidated financial statements and footnotes contained elsewhere in this report. The information has been restated to reflect the merger with The Otwell State Bank and People's National Bank and Trust Company of Washington which were both accounted for as pooling of interests. The acquisition of certain branches of Regional Federal Savings Bank ("Regional") have been accounted for as purchases and included in reported results from the date of acquisition. (See the discussion below for further information on mergers and acquisitions.)

MERGERS AND ACQUISITIONS
On March 4, 1997, the Company completed a merger with Peoples Bancorp of Washington, Washington, Indiana, parent company of The Peoples National Bank and Trust Company of Washington (collectively, "Peoples") in which the Company issued 615,285 shares for all the outstanding shares of Peoples. Concurrently with this transaction, The Union Bank, the Company's affiliate bank in Loogootee, Indiana, combined with Peoples under the Peoples name and charter creating a $150 million financial institution to better serve the Daviess and Martin County area markets.

On April 1, 1994, the Company acquired The Otwell State Bank, Otwell, Indiana ("Otwell"), by the issuance of 113,286 shares for all the outstanding shares of Otwell. This transaction was recorded utilizing the pooling of interests method of accounting. Following the completion of the transaction, Otwell and the Company's existing affiliate, Southwestern Indiana Bank, were merged into Community Trust Bank, a combined banking institution operating in the Pike County, Indiana market through offices in Otwell, Petersburg, and Winslow, Indiana.

On October 28, 1994, the Company acquired the Regional branches in Huntingburg, Rockport and Tell City, Indiana. This transaction, resulting in the acquisition of approximately $25,000,000 in assets, was recorded utilizing the purchase method of accounting. As a result of the Regional acquisition, the Company recorded approximately $1,670,000 of intangible assets consisting of $1,353,000 of goodwill and $317,000 of core deposit intangible. Intangible assets are being amortized to expense on a straight line basis over a 15 year period in the case of goodwill and over 10 years on an accelerated basis for the core deposit intangible. Following the Regional acquisition, the Huntingburg office was combined into the Company's lead bank, German American Bank. The Tell City and Rockport offices were combined into a newly formed subsidiary bank, First State Bank, Southwest, Indiana ("First State").

The Company plans to continue to aggressively pursue merger and acquisition opportunities as they become available. The Company's management believes other community banks located in the Company's general geographic area will find the concept of the Company's localized community bank holding company an attractive alternative to merging with other larger regional multi-bank holding companies. The Company's approach offers these community banks the competitive advantages of operational efficiencies gained through the ability to spread fixed operating costs over a larger asset base without the loss of flexibility and independence generally associated with affiliation with the larger regional multi-bank holding companies. Through the Company, these community banks can retain ownership control within a group of shareholders who reside in their general market areas and who support the banks' commitment to their local communities. Because of this belief, the Company's management anticipates that additional mergers and acquisitions with like-minded community banks may occur in future years.

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

                              RESULTS OF OPERATIONS

NET INCOME
Net Income in 1996 was $4,894,000 or $0.92 per share, an increase of 1.1% over the $4,842,000 or $0.91 per share reported in 1995. The comparison of 1996 earnings relative to those of a year earlier was impacted by an increase in net interest income and an increase in Investment Services Income and Deposit Service Charges. Partially offsetting these earnings improvements were an increase in the Provision for Loan Loss and an increase in Professional fees largely related to the Company's merger and acquisition activities.

For 1995, net income was 13.1% higher than in 1994. This increase in 1995 earnings relative to 1994 was impacted by a $638,000 decline in the required level of Provision for Loan Loss and a $1,964,000 increase in Net Interest Income. Other factors materially impacting the earnings comparison of 1995 and 1994 were a decline in Investment Services Income as well as an increase in Salaries and Benefits largely related to the inclusion of First State throughout 1995.

NET INTEREST INCOME
Net interest income is the Company's single largest source of earnings. It represents the difference between interest and fees realized on earning assets, primarily loans and securities, and interest paid on deposits and other borrowed funds. The net interest margin is this difference expressed as a percentage of average earning assets. Several factors contribute to the determination of net interest income, including the volume of earning assets, the mix of earning assets, interest rates, and income taxes. Many of these factors can be controlled by management policies and actions. Factors beyond the control of management include the general level of credit demand, Federal Reserve Board monetary policy, and changes in tax laws.

Net interest income for 1996 on a tax-equivalent basis was 5.0% higher than that for 1995 while the net interest margin was 4.54% for 1996 versus 4.53% for 1995. Tax-equivalent net interest income for 1995 was 12.6% higher as compared to 1994 with net interest margin increasing to 4.53% in 1995 from 4.35% in 1994.
Excluding the effect of First State, which was included in all 1996 and 1995 report data but only since October 28, 1994 in the 1994 data, tax-equivalent net interest income was $17,895,000 for 1995, a $1,287,000 or 7.7% increase over the $16,608,000 recorded in 1994.

The increase in net interest income during 1996 and 1995 occurred as a result of the impact of increases in the level of interest earning assets and an increase in average yields in 1995 on loans, short-term investments and securities. Fluctuations in general short-term interest rates affect the average yields on most interest earning assets more quickly than the average rate paid on interest-bearing liabilities. The fluctuations in short-term interest rates which occurred during the periods presented resulted in a slight increase in Net Interest Margin in 1996 following a significant increase in the margin in 1995.

See the discussion headed "Interest Rate Management" for a further explanation of the Company's interest rate sensitivity position.

PROVISION FOR LOAN LOSSES
The Company provides for future loan losses through regular provisions to the allowance for loan losses. These provisions are made at a level which is considered necessary by management to absorb estimated losses in the loan portfolio. A detailed evaluation of the adequacy of this loan loss reserve is completed quarterly by management.

The consolidated provision for loan losses was $210,000 in 1996, $49,000 in 1995, and $687,000 in 1994. The decline in provision as compared to that recorded in 1994 primarily resulted from a negative provision for loan loss at the Union banking division of Peoples of $110,000 in 1996 and $475,000 in 1995. The negative provisions at Union were due to collections of previous years' charged-off loans combined with management's determination that an adequate level of loan loss reserve existed prior to the loan recoveries. Because of the adequacy of the existing reserve, the recoveries resulted in the recording of a negative provision.

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)


The amount of future years' provision for loan loss will be subject to adjustment based on the findings of future evaluations of the adequacy of the loan loss reserve. The section entitled RISK MANAGEMENT expands this discussion further.

NONINTEREST INCOME
Exclusive of net security gains and gains on sales of loans and other real estate ("ORE"), noninterest income increased 22.8% in 1996 to $2,099,000 compared to $1,709,000 in 1995. The primary source of noninterest income continues to be trust fees (income from fiduciary activities), service charges on deposit accounts and investment services income.

As presented on Table 2 below, trust department income rose by 1.4% in 1996 while service charges on deposit accounts increased by 27.4% during 1996 because of a larger number of transactions and fee generating opportunities for the Company in this area. Investment services income increased significantly by $196,000 following a $213,000 decline in 1995. The level of earnings generated through Investment Services is directly tied to the customers' utilization and acceptance of the investment products offered through this service. This investment services income is generated through a full service brokerage operation which is available at several of the Company's affiliate banks. The Company intends to expand the availability of investment services, as feasible, throughout its affiliate banks.


Noninterest income exclusive of security gains and gains on sales of loans and ORE decreased 2.5% in 1995 compared to 1994 largely as a result of the decrease in the level of Investment Services Income discussed above.


NONINTEREST INCOME (Table 2)($ in thousands)
                                                                                                   % Change From
                                                                                                         Prior Year

                                                              1996          1995         1994         1996
1995
                                                              ----          ----         ----         ----
----

Income from Fiduciary Activities........................      $210          $207         $192          1.4%
7.8%
Service Charges on Deposit Accounts.....................       976           766          720         27.4
6.0
Investment Services Income..............................       403           207          420         94.7
(50.7)
Other Income............................................       510           529          420         (3.6)
25.6
                                                               ---           ---          ---
    Subtotal ...........................................     2,099         1,709        1,752         22.8
(2.5)
Gains on Sales of Loans and Other Real Estate...........        55            36           91         52.8
(60.4)
Security Gains, net.....................................        73            19           90        284.2
(78.9)
                                                                --            --           --
    TOTAL NONINTEREST INCOME............................    $2,227        $1,764       $1,933         26.2
(8.7)
                                                            ======        ======       ======


NONINTEREST EXPENSE
Total noninterest expense increased 7.0% in 1996 over 1995 levels. As a percentage of average total assets, total noninterest expense was 2.85% in 1996 compared to 2.80% in 1995 and 2.67% in 1994. Salaries and employee benefits, which comprise approximately 55% of total noninterest expense, increased by 8.5% in 1996 following a 15.0% increase in 1995. A significant portion of this increase is attributable to the inclusion of First State Bank throughout 1996 and 1995 and to effects of changes in the Company's organizational structure which occurred in mid 1995. Prior to July 1995, the Company's executive officers and support functions served both the Company and its lead affiliate bank, German American Bank. In recognition of the increased management and administrative demands existing under a multi-bank holding company environment, the management and administrative support functions of German American Bank and the Company were segmented into distinct groups with additional staffing implemented as deemed appropriate. Although this organizational change did result in an increased level of Salaries & Benefits, Company management believes the increased management focus at both the Bank and Bancorp level will result in increased operating efficiency.

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)


Occupancy expense and furniture and equipment expense combined, increased by $70,000 or 3.5% in 1996 following a 14.6% increase in 1995. Approximately one-half of the 1995 increase resulted from First State with the balance of the increased 1995 expense level attributable to an upgrading of facilities and equipment at the Company's other affiliate banks.


Computer processing expense increased by 6.2% and 13.6% in 1996 and 1995, respectively, reflecting an increased number of accounts processed and conversion expenses at the Company's newly acquired affiliates. Through the utilization of state-of-the-art equipment and computer processing, the Company's management believes it will, over the long-term, be able to better control the level of employee related expenses, the Company's major noninterest expense category, while improving the quality of customer service provided throughout the affiliate bank system.

Professional fees increased significantly by $558,000 in 1996 following a $45,000 decrease in 1995 largely as a result of variations in the level of merger related professional fees. While it is not possible to predict the level of acquisition activity and the resulting level of costs associated thereto, management does intend to pursue acquisition opportunities and, therefore, increased and continued costs will be likely in future years.

During the third quarter of 1996, the FDIC instituted a one-time special assessment against all deposits insured by the Savings Association Insurance Fund ("SAIF"). A small portion of the deposits of German American Bank and all the deposits of First State Bank are insured under SAIF. Therefore, the Company was subject to a special assessment of $157,000. Including the impact of this special assessment, FDIC premiums totaled $229,000 in 1996 as compared to $471,000 and $801,000 in 1995 and 1994, respectively. Premiums for 1997 are anticipated to be approximately $52,000.

Other operating expenses decreased by 3.8% in 1996 following a 36.3% increase in 1995. The 1995 increase was largely attributable to the inclusion of the First State operation for the full year and increased advertising and supplies expenses related to the Company's introduction, throughout 1995, of a new company-wide corporate identity program. Additionally, amortization of goodwill and the core deposit intangible totaled $216,000, $231,000 and $112,000, for 1996, 1995 and 1994, respectively. First State Bank's operating results reflected a significant portion of the amortization expense.


NONINTEREST EXPENSE (Table 3)($ in thousands)
                                                                                                   % Change From
                                                                                                         Prior Year

                                                              1996          1995         1994         1996
1995
                                                              ----          ----         ----         ----
----

Salaries and Employee Benefits..........................    $7,165        $6,604       $5,742          8.5%
15.0%
Occupancy, Furniture and Equipment Expense..............     2,066         1,996        1,742          3.5
14.6
FDIC Premiums...........................................       229           471          801       (105.7)
(41.2)
Computer Processing Fees................................       427           402          354          6.2
13.6
Professional Fees ......................................       805           247          292        225.9
(18.2)
Other Operating Expenses................................     2,596         2,698        1,979         (3.8)
36.3
                                                             -----         -----        -----
    TOTAL NONINTEREST EXPENSE...........................   $13,288       $12,418      $10,910          7.0
13.8
                                                           =======       =======      =======


PROVISION FOR INCOME TAXES
The Company records a provision for income taxes currently payable, along with a provision for taxes payable in the future. Such deferred taxes arise from differences in the timing of certain items for financial statement reporting versus for income tax reporting. The major difference between the effective tax rate applied to the Company's financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans. Other components affecting this calculation include state income taxes and nondeductible merger costs. Note 10 to the consolidated financial statements contains additional details relative to the Company's income tax provision. The Company's effective tax rate was 33.9%, 32.4% and 31.4% in 1996, 1995, and 1994, respectively.

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

                                CAPITAL RESOURCES

Federal banking regulations provide guidelines for determining the capital adequacy of bank holding companies and banks. These guidelines provide for a more narrow definition of core capital and assign a measure of risk to the various categories of assets. Minimum levels of capital are required to be maintained in proportion to total risk-weighted assets and off-balance sheet exposures such as loan commitments and standby letters of credit.

Tier 1, or core capital, consists of shareholders' equity less goodwill, core deposit intangibles, and certain deferred tax assets defined by bank regulations. Tier 2 capital is defined as the amount of the allowance for loan losses which does not exceed 1.25% of gross risk adjusted assets. Total capital is the sum of Tier 1 and Tier 2 capital.

The minimum requirements under these standards are generally at least a 4.0% leverage ratio, which is Tier 1 capital divided by defined "total assets", 4.0% Tier 1 capital to risk-adjusted assets and 8.0% total capital to risk-adjusted assets ratios. Under these guidelines, the Company, on a consolidated basis, and each of its affiliate banks individually, have capital ratios that substantially exceed the regulatory minimums.

The Company's shareholders' equity of $48,793,000 and $45,788,000 at December 31, 1996 and December 31, 1995, respectively represented 9.97% and 9.98% of total assets. The Company paid cash dividends of $1,684,000 and $1,554,000 during 1996 and 1995, respectively. The increased level of dividends paid in 1996 and 1995 resulted from the issuance of additional shares in connection with the Company's Stock Dividend and Dividend Reinvestment Plan.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires federal regulatory agencies to define capital tiers. These are: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under these regulations, a "well-capitalized" entity must achieve a Tier 2 Risk-based capital ratio of at least 6.0%, a total capital ratio of at least 10.0% and a leverage ratio of at least 5.0% and not be under a capital directive order. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on financial statements. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. At December 31, 1996 the Company and all affiliate banks were categorized as well capitalized.

At December 31, 1996, management is not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material effect on the Company's consolidated liquidity, capital resources or operations.

The following table presents the Company's consolidated capital ratios under regulatory guidelines.


RISK BASED CAPITAL STRUCTURE (Table 4) ($ in thousands)
                                                                                               1996             1995
                                                                                               ----             ----
Tier 1 Capital:
    Shareholders' Equity as presented on Balance Sheet..........................             $48,793          $45,788
Subtract: Unrealized Appreciation on Securities Available-for-Sale..............               (495)            (822)
Less: Intangible Assets and Ineligible Deferred Tax Assets......................             (1,924)          (2,140)
                                                                                             ------           ------
Total Tier 1 Capital............................................................              46,374           42,826

Tier 2 Capital:
    Qualifying Allowance for Loan Loss..........................................               4,028            3,700
                                                                                               -----            -----
Total Capital...................................................................             $50,402          $46,526
                                                                                             =======          =======

Risk Weighted Assets............................................................            $319,769         $292,841


Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)


RISK BASED CAPITAL STRUCTURE (Table 4) ($ in thousands) (continued)
                                                                                                      To Be Well
                                                                                                   Capitalized Under
                                                                            For Capital            Prompt Corrective
                                                     Actual              Adequacy Purposes         Action Provisons:
                                               Amount         Ratio    Amount         Ratio       Amount
Ratio

As of December 31, 1996:
    Total Capital
    (to Risk Weighted Assets)..........      $50,402        15.76%      >$25,582     >8.0%      >$31,977      >10.0%
                                                                        -            -          -             -
   Tier 1 Capital
     (to Risk Weighted Assets)..........      $46,374        14.50%      >$12,791     >4.0%      >$19,186     >  6.0%
                                                                         -            -          -            -
   Tier 1 Capital
     (to Average Assets)................      $46,374         9.96%      >$18,632     >4.0%      >$23,290     >  5.0%
                                                                         -            -          -            -
As of December 31, 1995:
   Total Capital
     (to Risk Weighted Assets)..........      $46,526        15.89%      >$23,427     >8.0%      >$29,284      >10.0%
                                                                         -            -          -             -
   Tier 1 Capital
     (to Risk Weighted Assets)..........      $42,826        14.62%      >$11,714     >4.0%      >$17,570     >  6.0%
                                                                         -            -          -            -
   Tier 1 Capital
     (to Average Assets)................      $42,826         9.64%      >$17,762     >4.0%      >$22,202     >  5.0%
                                                                         -            -          -            -



                                SOURCES OF FUNDS

The Company's primary funding source is its base of core customer deposits, such as noninterest-bearing demand, regular savings and money market accounts and small denomination certificates of deposit of less than $100,000. Other shorter term sources of funds are larger denomination certificates of deposit, overnight borrowings from other financial institutions, securities sold under agreements to repurchase, short-term notes payable issued on an unsecured basis, and short-term borrowings consisting of interest-bearing demand notes issued to the U.S. Treasury. The membership of the Company's affiliate banks in the Federal Home Loan Bank System (FHLB) provides an additional source for both long and short-term borrowings. The following page contains a discussion of changes in these areas. Table 5 below presents changes between years in the average balances of all funding sources.



FUNDING SOURCES - AVERAGE BALANCES (Table 5) ($ in thousands)


                                                                                                    % Change From
                                                                                                          Prior Year


                                                      1996            1995           1994         1996           1995
                                                      ----            ----           ----         ----           ----

Demand...........................................    $45,242        $40,200        $37,973        12.5%
5.9%
Savings and Interest-bearing Checking............     93,731         95,662        99,957         (2.0)
(4.3)
Money Market Accounts............................     32,862         24,941         20,677        31.8           20.6
Other Time Deposits..............................    197,794        184,517        161,866         9.9           14.0
                                                     -------        -------        -------
   Total Core Deposits...........................    369,629        345,320       320,473          8.5            7.8
                                                     -------        -------       -------
Certificates of Deposits of $100,000 and Over....     34,935         38,262         32,952        (8.7)          16.1
Federal Funds Purchased, Securities
   Sold under Agreement to Repurchase and
   Other Short-term Borrowings...................      8,635         12,059         11,151       (28.4)           8.1
Long-term Debt...................................      1,851          2,137          1,000       (13.4)           N/M
                                                       -----          -----          -----
   Total Funding Sources.........................   $415,050       $397,778       $365,576         4.3            8.8
                                                    ========       ========       ========


N/M = Not Meaningful

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

CORE DEPOSITS
The Company's average core deposits have shown steady growth over the past several years, increasing by 8.5% and 7.8% in 1996 and 1995, respectively. In 1996 and 1995, the Company experienced a shift in the composition of its deposits toward money market deposits and longer term certificates of deposit. This movement is largely attributable to customer reaction to the higher level of interest rates paid on these products relative to that paid on the savings and interest-bearing checking products. In total, average savings, interest-bearing checking and money market deposits increased by 6.9% and 1.4% in 1996 and 1995, respectively, while other time deposits consisting primarily of certificates of deposits in denominations of $100,000 or less increased by 9.9% in 1996 following a 10.6% increase in 1995. Average noninterest-bearing demand deposits increased by 12.5% in 1996 and 5.9% in 1995. These changes in the mix of deposits are influenced by customers' tendency to avoid committing to longer term instruments during periods of low or declining interest rates and their attempts to lock in rates on longer term instruments during periods of perceived higher rates. They are also subject to seasonal and other non-economic factors.

OTHER FUNDING SOURCES
Exclusive of core deposits, large denomination certificates of deposit provide the majority of other funding sources for the Company. These certificates declined by 8.7% in 1996 following a 16.1% increase in 1995. The remaining other short-term funding sources consist of federal funds purchased from other financial institutions on an overnight basis, secured repurchase agreements which generally mature within 30 days, short-term notes payable extended on an unsecured basis, and borrowings under U.S. Treasury demand notes. Long-term debt was in the form of FHLB advances, secured by certain investment securities. These borrowings represent an important source of temporary short-term liquidity for the Company. These types of borrowings and large dollar denominated certificates are considered to be more subject to periodic withdrawals than are core deposits, and, therefore, are generally not used as a permanent funding source for loans.


                                  USES OF FUNDS

INVESTMENTS
The Company's securities portfolio, consisting of all components of the Company's investment securities, mortgage-backed securities, and securities available-for-sale, includes U.S. Treasury securities, obligations of U.S. government agencies, obligations of state and political subdivisions, corporate investments and mortgage-backed securities issued by U.S. government agencies and other intermediaries. Money market securities include federal funds sold, interest-bearing balances with banks, and other short-term investments. The maturities of the securities and money market portfolios are a principal source of funds for loan growth and other liquidity needs. The Company's available-for-sale portfolio provides an additional source of funds from which management can respond to liquidity needs and asset/liability management requirements. During 1996, a shift occurred in the composition of the Company's securities portfolio primarily between mortgage-backed securities and agency securities. As anticipated, a substantial portion of the Company's mortgage-backed securities were paid-down during the year. The funds generated from those pay-downs were utilized to purchase agency insured securities at yields generally equal to or greater than those which were carried in the mortgage-backed portfolio. During 1995, the Financial Accounting Standards Board authorized a one-time window of opportunity for the transfer of securities to available-for-sale portfolios. Company management utilized this opportunity to transfer a significant portion of its securities portfolio to the available-for-sale classification. Although management may sell these securities if the need arises, their designation as available-for-sale should not be interpreted to indicate that management anticipates such sales. Securities available-for-sale are carried at market value. All other securities are carried at amortized cost because management intends to hold them until maturity and the Company has the ability to do so. Note 2 to the consolidated financial statements contains additional details regarding the Company's securities portfolio in 1996 and 1995.

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)



SECURITIES PORTFOLIO (Table 6) (carrying value, $ in thousands)
                                                                                 December 31,
                                                       1996            %                      1995            %
                                                     --------------------------------------------------------------

Money Market Securities...........................     $22,176        15.5%                  $19,476         14.6%
U.S. Treasury and Agency Securities...............      49,700        34.7                    36,754         27.6
Municipal Securities..............................      37,813        26.4                    30,875         23.2
Corporate Securities..............................       7,268         5.1                     6,375          4.8
Mortgage-backed Securities........................      24,782        17.3                    38,437         28.9
Other Securities..................................       1,396         1.0                     1,135           .9
                                                         -----         ---                     -----           --
    Total Securities Portfolio....................    $143,135       100.0%                 $133,052        100.0%
                                                      ========       =====                  ========        =====


LOANS
Total loans grew by $23,658,000 or 8.2% between 1996 and 1995. The Company's newest affiliate bank, First State, achieved a significant market share of the lending opportunities available within its market. The Company's loan portfolio remains well diversified with 54% of the portfolio in commercial and agricultural loans (including economic development bonds), 30% in 1-4 family residential mortgages, and 16% in consumer loans at December 31, 1996. The Company's affiliate banks lend to commercial customers in various industries including agribusiness, manufacturing, health care services, wholesale, and retailing.

The Company's policy is generally to extend credit to consumer and commercial borrowers in its primary geographic market area in Southwestern Indiana. Extensions of credit outside this primary geographic market area are generally concentrated in commercial real estate loans granted on a selective basis generally within a 120 mile radius of the Company's primary market. Loans outside the Company's general geographic market area are further limited to loans guaranteed by either the Small Business Administration (SBA) or the Farmers Home Administration (FmHA).

The overall loan portfolio is diversified among a variety of borrowers; however, a significant portion of the debtors' ability to honor their contracts is dependent upon the agricultural, poultry and wood manufacturing industries. Although wood manufacturers employ a significant number of people in the market area, there is not a concentration of credit to companies engaged in that industry. No unguaranteed concentration of credit in excess of 10% of total assets exists within any single industry group.

The composition of loan portfolio at December 31, 1996 and 1995 is presented in further detail in Note 3 to the consolidated financial statements and in Table 7 below.

\LOAN PORTFOLIO (Table 7) ($ in thousands)

                                                           1996                    1995                     1994
                                                           ----                    ----                     ----

Commercial and Industrial........................       $112,748                $101,338                   $93,574
Agricultural and Poultry.........................         57,073                  61,251                    67,162
Residential Mortgage Loans.......................         93,713                  85,543                    82,810
Consumer Loans...................................         50,200                  41,944                    35,124
                                                          ------                  ------                    ------
    Total Loans..................................        313,734                 290,076                   278,670
                                                         -------                 -------                   -------
     Less:
       Unearned Income...........................            452                     726                     1,087
    Allowance for Loan Loss......................          6,528                   6,893                     6,602
                                                           -----                   -----                     -----

Loans, Net.......................................       $306,754                $282,457                  $270,981
                                                        ========                ========                  ========

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

                                 RISK MANAGEMENT


Various procedures are employed at the Company's affiliate banks to monitor risk. The major risk addressed by the Company on a regular basis is the credit risk inherent in the loan portfolio and to a lesser extent, the investment portfolio. Another risk is that associated with changes in interest rates. The following is a discussion of the Company's philosophies and procedures to address risk.

LENDING AND LOAN ADMINISTRATION
The primary responsibility and accountability for day-to-day lending activities rests with the Company's affiliate banks. Loan personnel at each bank have the authority to extend credit under guidelines approved by the bank's board of directors. Each bank also has executive and board loan committees that serve as vehicles for communication and the pooling of knowledge, judgment and experience of its members. These committees provide valuable input to lending personnel and act as an approval body. They also serve as a monitoring tool of the overall quality of the loan portfolios. Members of the Company's executive officers serve on the board loan committees of each of the affiliate banks to ensure a consistent application of company policies.

The Company maintains a comprehensive loan review program for its affiliate banks. The purpose of these reviews is to evaluate loan administration, credit quality, loan documentation and the adequacy of the allowance for loan losses. This program also includes regular reviews of problem loan reports, delinquencies and charge-offs. The adequacy of the allowance for loan losses is also evaluated at the affiliate bank level on a quarterly basis. This evaluation of the allowances for loan losses is based on reviews of specific loans, changes in the type and volume of the loan portfolios given current and anticipated economic conditions, and historical loss experience. The review of specific loans includes loans where the customer's cash flow or net worth may not be sufficient to repay the loan, the loan has been criticized in a regulatory examination, the accrual of interest has been suspended, or for other reasons where either the ultimate collectibility of the loan is in question or the loan has characteristics requiring special monitoring.

Activity in the allowance for loan losses is summarized in Table 8 below. Table 9 on the following page presents data for the underperforming assets. Underperforming assets consist of 1) nonaccrual loans; 2) loans which have been renegotiated to provide for a reduction or deferral of interest or principal because of a deterioration in the financial condition of the borrower; 3) loans past due ninety (90) days or more as to principal or interest; and 4) other real estate owned. Loans are placed on nonaccrual status when scheduled principal or interest payments are past due for 90 days or more, unless the loan is well secured and in the process of collection. Loans are charged-off when they are deemed uncollectible.

During 1996, the Company's level of underperforming loans decreased from $3,904,000 or 1.35% of total loans as of December 31, 1995 to $2,472,000 or .79%
of total loans at December 31, 1996. During 1996, the allowance for loan loss decreased by $365,000 which represents the amount by which the current year's charged-off loans exceeded the amount of recoveries of prior years' charge-offs and the current year provision for loan loss. See the discussion entitled "PROVISION FOR LOAN LOSS" elsewhere in this report for further details regarding the provision.



ALLOWANCE FOR LOAN LOSSES (Table 8) ($ in thousands)

                                                                   1996                   1995                  1994
                                                                   ----                   ----                  ----


Balance as of January 1................................          $6,893                 $6,602                $5,745
Addition of Affiliate Banks............................             ---                    ---                  195
Provision for Loan Losses..............................             210                     49                  687
Recoveries of Prior Loan Losses........................             299                    637                  240
Loan Losses Charged to the Allowance...................           (874)                  (395)                (265)
                                                                  -----                  -----                -----
Balance as of December 31..............................          $6,528                 $6,893                $6,602
                                                                 ======                 ======                ======

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

UNDERPERFORMING ASSETS (Table 9) ($ in thousands)

                                                                   1996                   1995                  1994
                                                                   ----                   ----                  ----


Nonaccrual Loans.......................................          $1,370                 $1,093               $1,305
Past Due Loans (90 days or more).......................           1,102                  2,689                  639
Renegotiated Loans.....................................             ---                    122                   26
                                                                    ---                    ---                   --
    Total Underperforming Loans........................           2,472                  3,904                1,970
                                                                  -----                  -----                -----
Other Real Estate Owned................................             203                    286                  497
                                                                    ---                    ---                  ---
    Total Underperforming Assets.......................          $2,675                 $4,190               $2,467
                                                                 ======                 ======               ======

Allowance for Loan Losses to
    Underperforming Loans..............................        264.08%                 176.56%               335.13%
Underperforming Loans to Total Loans...................           .79%                   1.35%                  .71%
Allowance for Loan  Losses to Total Loans..............          2.08%                   2.38%                 2.37%


INVESTMENTS, LIQUIDITY, AND INFLATION
Two of the more important and interrelated areas the Company and its affiliate banks manage very closely are the Company's liquidity requirements and its balance between interest-rate-sensitive assets and interest-rate-sensitive liabilities.

Liquidity needs in a banking organization arise from new loan demand, the funding of existing loan commitments, and deposit withdrawals. One important objective in managing the securities portfolio is to ensure the Company has adequate liquidity. The purposes of liquidity management are to match sources of funds with anticipated customer borrowings and withdrawals and other obligations and to ensure a dependable funding base. As discussed in the "Investments"
discussion contained elsewhere in this report, management significantly increased the available-for-sale portfolio during 1995. This action greatly enhanced the Company's ability to quickly react to changes in liquidity and asset and liability needs. Failure to properly manage liquidity requirements can result in the need to satisfy customer withdrawals and other obligations on less than desirable terms.

The Company's asset and liability structure is substantially different from that of an industrial company, in that virtually all assets and liabilities of a financial institution are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a financial institution's performance. Interest rates do not necessarily move in the same direction, or in the same magnitude, as the prices of other goods and services.

Attention should be directed to the various analyses and schedules throughout Management's Discussion and Analysis which are useful in analyzing how the Company is positioned to react to changing interest rates.


INTEREST RATE MANAGEMENT
Interest rate sensitivity occurs when assets or liabilities are subject to rate and yield changes within a designated time period. The Company performs rate sensitivity analyses which place each of the Company's balance sheet components in its appropriate maturity category according to its repricing frequency. In addition to rate sensitivity analyses, the Company also utilizes other asset/liability measurements such as computer generated simulation modeling. This enables management to measure the effect on earnings of changes in interest rates.

Without regular monitoring and management of these critical areas, a movement in interest rates and its corresponding effect on the net interest margin may significantly affect profitability. The degree of any potential consequences of such interest rate changes can be mitigated by maintaining a proper asset/liability position given projected interest rates. The Company's policy is to actively manage its asset / liability position within a one-year interval with a goal to protect its earnings from being materially adversely impacted by changes in interest rates during the coming year.

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)


The Company has a Funds  Management  Policy which  establishes  guidelines under which the affiliate banks manage their securities portfolios. Funds Management Committees at each of the affiliate banks meet quarterly to monitor the established guidelines. The overall objective of these committees is to ensure the Company maintains an adequate level of liquidity and maximizes its net interest margins while implementing and monitoring programs for the matching of the mix and maturities of various asset and liability categories so as to avoid undue interest rate risk. The committees formulate short and long-term strategies, direct the acquisition and allocation of funds and monitor the level of interest rate sensitivity within the established guidelines.

Table 10 reflects the Company's interest rate sensitivity position (interest rate-sensitive assets minus interest rate-sensitive liabilities) individually and cumulatively, over various time horizons. As indicated in the table, a significant portion of the Company's assets and liabilities reprice within 1-181 days. While slightly more of its assets than liabilities are subject to repricing during this period, the Company believes its asset/liability management program allows adequate reaction time to adjust to changes in interest rate trends and believes the current asset/liability position does effectively protect the Company's net interest margin and the resulting net interest income from any material adverse impact during 1997 assuming a moderate rise or decline in interest rates.

ANALYSIS OF INTEREST RATE SENSITIVITY at December 31, 1996 (Table 10) ($ in thousands)


                                            1-3            3-6           6-12           1-5          Beyond
                                          Months         Months         Months         Years         5 Years
Total

-------------------------------------------------------------------------------

 EARNING ASSETS
    Money Market Assets................    $20,600        $1,376        $200             ---          ---
$22,176
    Securities.........................     28,026         9,318      14,224         $41,650      $28,552
121,770
    Loans (Net of Unearned)............     95,206        36,317      83,294          72,375       26,090
313,282
       TOTAL EARNING ASSETS............   $143,832       $47,011     $97,718        $114,025      $54,642
$457,228
INTEREST BEARING LIABILITIES
    Retail Savings Money Market
       Deposits........................   $129,090           ---         ---             ---          ---
$129,090
    Retail Time Deposits...............     32,862       $24,125     $60,438         $90,999         $129
208,553
    Large Dollar Denominated
       Time Deposits...................     10,020         6,159       6,649           9,761          ---
32,589
    Other Borrowings...................      2,127           ---         ---             ---          ---
2,127
    Federal Funds Purchased and
       Securities Sold Under Agreements
       to Repurchase...................      9,900           500         ---             ---          ---
10,400
    Long-term Debt.....................      1,000           ---         ---             ---          ---
1,000
       TOTAL INTEREST BEARING
          LIABILITIES..................   $184,999       $30,784     $67,087        $100,760         $129
$383,759
Periodic GAP...........................   $(41,167)      $16,227     $30,631         $13,265      $54,513
Cumulative GAP.........................   $(41,167)     $(24,940)     $5,691         $18,956      $73,469
Cumulative Ratio (1)...................        78%           88%        102%            105%         119%

(1) Rate-sensitive Assets / Rate-sensitive Liabilities

Supplemental Consolidated Balance Sheets
(dollar references in thousands except share data)


                                                                                                December 31,

                                                                                             1996              1995
                                                                                             ----              ----
ASSETS
Cash and Due from Banks.......................................................        $     17,134        $    20,051
Federal Funds Sold............................................................              20,600           12,550
                                                                                            ------           ------
    Cash and Cash Equivalents.................................................              37,734            32,601
                                                                                            ------            ------

Interest-bearing Balances with Banks..........................................                 597               997
Other Short-term Investments..................................................                 979             5,929
Securities Available-for-Sale, at Market......................................              98,557            92,887
Securities Held-to-Maturity, at Cost..........................................              23,213            22,063

Loans  .......................................................................             313,734           290,076
Less:   Unearned Income.......................................................                (452)             (726)
        Allowance for Loan Losses.............................................              (6,528)           (6,893)
                                                                                            ------            ------
Loans, Net....................................................................             306,754            282,457

Premises, Furniture and Equipment, Net........................................              11,585             11,299
Other Real Estate.............................................................                 203                286
Intangible Assets.............................................................               1,774              1,990
Accrued Interest Receivable and Other Assets..................................               8,047              8,095
                                                                                             -----              -----

        TOTAL ASSETS..........................................................        $    489,443       $    458,604
                                                                                      ============       ============

LIABILITIES
Noninterest-bearing Deposits..................................................        $     52,674        $    49,610
Interest-bearing Deposits.....................................................             370,232            345,943
                                                                                           -------            -------
    Total Deposits............................................................             422,906            395,553

Short-term Borrowings.........................................................              12,527             12,404
Long-term Debt................................................................               1,000              1,000
Accrued Interest Payable and Other Liabilities................................               4,217              3,859
                                                                                             -----              -----

        TOTAL LIABILITIES.....................................................             440,650            412,816
                                                                                           -------            -------


SHAREHOLDERS' EQUITY
Common Stock, $10 par value;  5,000,000 shares authorized,
    2,539,059 and 2,440,325 issued and outstanding
    in 1996 and 1995, respectively............................................              25,391             24,403
Preferred Stock, $10 par value; 500,000 shares authorized,
    no shares issued..........................................................                 ---                ---
Additional Paid-in Capital....................................................               3,649              1,000
Retained Earnings.............................................................              19,258             19,563
Unrealized Appreciation on Securities
    Available-for-Sale, Net...................................................                 495                822
                                                                                               ---                ---

        TOTAL SHAREHOLDERS' EQUITY............................................              48,793             45,788
                                                                                            ------             ------

        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............................        $    489,443       $    458,604
                                                                                      ============       ============



   See accompanying notes to supplemental consolidated financial statements.

Supplemental Consolidated Statements of Income
(dollar references in thousands except earnings per share)


                                                                                     Years ended December 31,

                                                                              1996              1995           1994
                                                                              ----              ----           ----

INTEREST INCOME
Interest and Fees on Loans............................................       $27,846            $26,197      $21,545
Interest on Federal Funds Sold........................................           611                783          386
Interest on Short-term Investments....................................           167                734          360
Interest and Dividends on Securities
    Taxable...........................................................         4,788              4,400        4,136
    Non-taxable.......................................................         1,949              1,702        1,496
                                                                               -----              -----        -----
       TOTAL INTEREST INCOME..........................................        35,361             33,816       27,923
                                                                              ------             ------       ------

INTEREST EXPENSE
Interest on Deposits..................................................        16,179             15,150        11,599
Interest on Short-term Borrowings.....................................           404                671          366
Interest on Long-term Debt............................................           100                127            54
                                                                                 ---                ---            --
    TOTAL INTEREST EXPENSE............................................        16,683             15,948       12,019
                                                                              ------             ------       ------
NET INTEREST INCOME...................................................        18,678             17,868       15,904
Provision for Loan Losses.............................................           210                 49          687
                                                                                 ---                 --          ---
NET INTEREST INCOME AFTER PROVISION FOR
    LOAN LOSSES.......................................................        18,468             17,819       15,217
                                                                              ------             ------       ------

NONINTEREST INCOME
Income from Fiduciary Activities......................................           210                207          192
Service Charges on Deposit Accounts...................................           976                766          720
Investment Services Income............................................           403                207          420
Other Service Charges, Commissions, and Fees..........................           510                529          420
Gains on Sales of Loans and Other Real Estate.........................            55                 36           91
Security Gains........................................................            73                 19           90
                                                                                  --                 --           --
    TOTAL NONINTEREST INCOME..........................................         2,227              1,764        1,933
                                                                               -----              -----        -----

NONINTEREST EXPENSE
Salaries and Employee Benefits........................................         7,165              6,604        5,742
Occupancy Expense.....................................................         1,048              1,041          935
Furniture and Equipment Expense.......................................         1,018                955          807
FDIC Premiums.........................................................           229                471          801
Computer Processing Fees..............................................           427                402           354
Professional Fees.....................................................           805                247          292
Other Operating Expenses..............................................         2,596              2,698        1,979
                                                                               -----              -----        -----
    TOTAL NONINTEREST EXPENSE.........................................        13,288             12,418       10,910
                                                                              ------             ------       ------

Income before Income Taxes............................................         7,407              7,165        6,240
Income Tax Expense....................................................         2,513              2,323        1,958
                                                                               -----              -----        -----

NET INCOME............................................................       $ 4,894            $ 4,842      $ 4,282
                                                                             =======            =======      =======

EARNINGS PER SHARE....................................................      $   0.92          $    0.91      $   0.80
                                                                            ========          =========      ========




   See accompanying notes to supplemental consolidated financial statements.

Supplemental Consolidated Statements of Cash Flows
(dollar references in thousands)


                                                                                       Years Ended December 31,

                                                                                1996             1995            1994
                                                                                ----             ----            ----

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income...............................................................       $4,894         $4,842          $4,282
Adjustments to Reconcile Net Income to Net Cash from Operating Activities:
    Net Accretion on Investments.........................................          (13)          (630)             21
Depreciation and Amortization............................................        1,166          1,145             912
Provision for Loan Losses................................................          210             49             687
Gain on Sale of Securities...............................................          (73)           (19)
(90)
    Gain on Sales of Loans and Other Real Estate.........................          (55)           (36)
(91)
    Change in Assets and Liabilities:
       Deferred Taxes....................................................          254             44
(300)
       Deferred Loan Fees................................................          (11)            34
(157)
       Interest Receivable and Other Assets..............................           30         (1,674)            257
Interest Payable and Other Liabilities...................................          358            673
(325)
       Unearned Income...................................................         (274)          (303)
(386)
                                                                                  ----           ----            ----
          Total Adjustments..............................................        1,592           (717)            528
                                                                                 -----           ----             ---
       Net Cash from Operating Activities................................        6,486          4,125           4,810
                                                                                 -----          -----           -----

CASH FLOWS FROM INVESTING ACTIVITIES
    Change in Interest-bearing Balances with Banks.......................          400            295           6,970
    Proceeds from Maturities of Other Short-term Investments.............        7,030         52,133          14,835
Purchase of Other Short-term Investments.................................       (1,966)       (43,967)
(22,049)
Proceeds from Maturities of Securities Available-for-Sale................       39,156          9,512          12,235
Proceeds from Sales of Securities Available-for-Sale.....................        1,080          2,515           7,286
    Purchase of Securities Available-for-Sale............................      (46,471)       (29,764)
(5,885)
    Proceeds from Maturities of Securities Held-to-Maturity..............        4,092         11,312          16,016
    Purchase of Securities Held-to-Maturity..............................       (5,268)        (4,243)
(19,605)
    Purchase of Loans....................................................       (1,576)        (3,691)
(7,332)
    Proceeds from Sales of Loans.........................................        1,870            500           7,625
    Loans Made to Customers net of Payments Received.....................      (24,530)        (8,206)
(15,122)
    Proceeds from Sales of Other Real Estate.............................          152            389             415
    Cash Acquired in Acquisition of Affiliates...........................         ----           ----           8,934
    Property and Equipment Expenditures..................................       (1,236)        (1,407)
(1,208)
                                                                               -------        -------         -------
          Net Cash from Investing Activities.............................      (27,267)       (14,622)          3,115

CASH FLOWS FROM FINANCING ACTIVITIES
    Change in Deposits...................................................       27,353         26,373         (8,745)
    Net Change in Short-term Borrowings..................................          123         (6,974)         2,925
    Advances in Long-term Debt...........................................        2,000          1,500            ---
    Repayments of Long-term Debt.........................................       (2,000)        (1,500)           ---
    Net Issuance / (Repurchase) of Common Stock..........................          145           (110)           ---
    Dividends Paid.......................................................       (1,684)        (1,554)        (1,370)
    Exercise of Stock Options............................................            7             22              2
    Purchase of Interests in Fractional Shares...........................          (30)           (25)            (2)
                                                                                   ---            ---             --
          Net Cash from Financing Activities.............................       25,914         17,732         (7,190)
                                                                                ------         ------         ------

Net Change in Cash and Cash Equivalents..................................        5,133          7,235             735
    Cash and Cash Equivalents at Beginning of Year.......................       32,601         25,366          24,631
                                                                                ------         ------          ------
Cash and Cash Equivalents at End of Year.................................   $   37,734        $32,601      $   25,366
                                                                            ==========        =======      ==========

Cash Paid During the Year for:
    Interest..............................................................  $   16,612     $   15,564    $     12,002
    Income Taxes..........................................................       2,332          2,431           2,220




   See accompanying notes to supplemental consolidated financial statements.

Supplemental Consolidated Statements of Changes in Shareholders' Equity Years ended December 31, 1996, 1995 and 1994
(dollar references in thousands except per share data)

                                                                                        Unrealized
                                                     Common                           Appreciation /
                                                     Stock/                           (Depreciation)
                                                   Additional                          on Securities        Total
                                                     Paid-in         Retained           Available-      Shareholders'
                                                     Capital         Earnings            for-Sale          Equity

-------------------------------------------------------------------
Balances, January 1, 1994
   (as previously reported for
   German American Bancorp).................        $20,898          $10,443                             $31,341
Retroactive restatement for Pooling of
Interests (Peoples - 615,285 shares issued).          1,704            5,835                               7,539

Balances, January 1, 1994 as restated.......         22,602           16,278                              38,880
Net Income for 1994.........................                           4,282                               4,282
Net Unrealized Gain upon adoption of SFAS
   on January 1, 1994.......................                                              $290               290
Net Change in Unrealized Appreciation /
   (Depreciation) on Securities.............                                            (1,302)           (1,302)
Cash Dividends ($.26 per Common Share,
   as restated for pooling of interests)....                          (1,371)                             (1,371)
Purchase and Retirement of 2,082 Shares pursuant
   to Exercise of Stock Options ............            (25 )            (42)                                (67)
Issuance of 3,200 shares upon Exercise of
   Stock Options............................             69                                 69
Purchase of Interest in Fractional Shares ..                              (2)                                 (2)
                                                     ------           ------            -------            ------
Balances, December 31, 1994.................         22,646           19,145            (1,012)            40,779
Net Income for 1995.........................                           4,842                                4,842
Unrealized Appreciation on Securities
   Transferred to Available-for-Sale........                                                523               523
Net Change in Unrealized Appreciation /
   (Depreciation) on Securities.............                                              1,311             1,311
Cash Dividends ($.29 per Common Share,
   as restated for pooling of interests)....                          (1,554)                              (1,554)
Purchase and Retirement of 3,600 Shares of
   Common Stock.............................            (43)             (67)                                (110)
Purchase and Retirement of 3,331 Shares pursuant
   to Exercise of Stock Options.............            (40)             (64)                                (104)
Issuance of 5,800 Shares upon Exercise
   of Stock Options.........................            126                                                   126
5% Stock Dividend  (86,177 Shares)..........          2,714           (2,714)                                 ---
                                                     ------           -------           ------            -------
Purchase of Interest in Fractional Shares...                             (25)                                 (25)

Balances, December 31, 1995.................         25,403           19,563               822             45,788
Net Income for 1996.........................                           4,894                                4,894
Net Change in Unrealized Appreciation /
   (Depreciation) on Securities.............                                              (327)              (327)
Cash Dividends ($.32 per Common Share,
   as restated for pooling of interests)....                          (1,684)                              (1,684)
Issuance of 3,899 Shares of Common Stock
   Pursuant to Dividend Reinvestment Plan...            145                                                   145
Purchase and Retirement of 6,400 Shares pursuant
   to Exercise of Stock Options.............            (85)            (123)                                (208)
Issuance of 10,394 Shares upon Exercise of
   Stock Options............................            215                                                   215
5% Stock Dividend (90,841 Shares)...........          3,362           (3,362)                                 ---
Purchase of Interest in Fractional Shares...                             (30)                                 (30)
                                                    --------         -------              ----            -------

Balances, December 31, 1996.................        $29,040          $19,258              $495            $48,793
                                                    ========         =======              ====            =======



   See accompanying notes to supplemental consolidated financial statements.

Notes to the Supplemental Consolidated Financial Statements
December 31, 1996, 1995, and 1994
(dollar references in thousands)

NOTE 1 - Summary of Significant Accounting Policies

Description of Business and Basis of Presentation
    German American Bancorp operates primarily in the banking industry, which accounts for over 90% of its revenues, operating income and identifiable assets. German American Bancorp generates commercial, installment and mortgage loans and receives deposits from customers through its locations in the Indiana counties of Dubois, Daviess, Martin, Pike, Perry and Spencer. The overall loan portfolio is diversified among a variety of individual borrowers; however, a significant portion of debtors' ability to honor their contracts is dependent on the agriculture, poultry and wood manufacturing industries. Although wood manufacturers employ a significant number of people in the Company's market area, the Company does not have a concentration of credit to companies engaged in that industry. The majority of the Company's loans are secured by specific items of collateral including business assets, consumer assets and real property. These financial statements include the accounts of German American Bancorp and its wholly-owned subsidiaries, The German American Bank, First State Bank, Southwest Indiana, GAB Mortgage Corp and German American Holdings Corporation, Inc., the parent of both Community Trust Bank and Peoples National Bank. Significant intercompany balances and transactions have been eliminated in consolidation. Certain items in the 1995 and 1994 financial statements have been reclassified to correspond with the 1996 presentation.

Use of Estimates
    Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates and assumptions may change in the future and future results could differ. Estimates that are susceptible to change in the near term include the allowance for loan losses, the determination and carrying value of impaired loans, and the fair value of financial instruments.

Short-term Investments
    Short-term Investments consist of interest-bearing balances with banks, which are generally limited to FDIC insured amounts, and Bankers Acceptances. These investments generally have terms to maturity of less than one year and are carried at cost, which approximates market value.

Securities
    Securities classified as available-for-sale are securities that the Company intends to hold for an indefinite period of time, but not necessarily until maturity, and includes securities that management might use as part of its asset-liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risk, or for similar reasons. Securities available-for-sale are reported at market value with unrealized gains or losses included as a separate component of equity, net of tax.

    Securities classified as held-to-maturity are securities that the Company has both the ability and positive intent to hold to maturity. Securities held-to-maturity are carried at amortized cost.

    Premium amortization is deducted from and discount accretion is added to interest income using the level yield method. The cost of securities sold is computed on the identified securities method.

Loans
    Interest is accrued over the term of the loans based on the principal balance outstanding. Loans are placed on a nonaccrual status when scheduled principal or interest payments are past due 90 days or more, unless the loan is well secured and in the process of collection.

    The carrying values of impaired loans (as explained below in "Allowance for Loan Losses") are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as bad debt expense, if reductions, or otherwise as interest income.

(dollar references in thousands)

NOTE 1 - Summary of Significant Accounting Policies (continued)

    The Company defers loan fees and certain direct loan origination costs. The amounts deferred are reported in the balance sheet as part of loans and are recognized into interest income over the term of the loan using the level yield method.

Allowance for Loan Losses
    The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged -off.

    Loan impairment is reported when full payment under the loan terms is not expected. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Smaller-balance homogenous loans are evaluated for impairment in total. Such loans include real estate loans secured by one-to-four family residences and loans to individuals for household, family and other personal expenditures. Commercial, agricultural, and poultry loans are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of more than 30 days. Nonaccrual loans are generally also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible. The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual and renegotiated loan disclosures.

Premises, Furniture, and Equipment
    Premises,  Furniture  and  Equipment  are  stated at cost  less  accumulated depreciation. Premises and related components are depreciated on the straight-line method with useful lives ranging from 10 to 40 years. Furniture and equipment are primarily depreciated using straight-line methods with useful lives ranging from 3 to 12 years. Maintenance and repairs are expensed and major improvements are capitalized. At the time of sale or disposition of an asset, the applicable cost and accumulated depreciation amounts are removed from the accounting records. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.

Other Real Estate
    Other Real Estate is carried at the lower of cost or fair value less estimated selling costs. Expenses incurred in carrying Other Real Estate are charged to operations as incurred.

Intangible Assets
    Intangible Assets are comprised of core deposit intangibles ($333 and $434 at December 31, 1996 and 1995, respectively) and goodwill ($1,441 and $1,556, at December 31, 1996 and 1995, respectively). Core deposit intangibles is being amortized on an accelerated method over ten years and goodwill is being amortized on a straight-line basis over fifteen years. Goodwill and Core Deposit Intangibles are assessed for impairment based on estimated undiscounted cash flows, and written down if necessary.

Stock Compensation
    Expense for employee compensation under stock option plans is reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided as if the fair value method of Financial Accounting Standard No. 123 was used for stock-based compensation.

Income Taxes
    Deferred tax liabilities and assets are determined at each balance sheet date. They are measured by applying enacted tax laws to future amounts that will result from differences in the financial statement and tax basis of assets and liabilities. Recognition of deferred tax assets is limited by the establishment of a valuation reserve unless management concludes that the assets will more likely than not result in future tax benefits to the Company. Income tax expense is the amount due on the current year tax returns plus or minus the change in deferred taxes.

(dollar references in thousands)

Cash Flow Reporting
    The Company reports net cash flows for customer loan transactions, deposit transactions and deposits made with other financial institutions. Cash and cash equivalents are defined to include cash on hand, demand deposits in other institutions and Federal Funds Sold.

Fair Values of Financial Instruments
    Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately in Note
18. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on-and off-balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

NOTE 2 - Securities

The amortized cost and estimated market values of Securities as of December 31, 1996 are as follows:



                                                                                      Gross            Gross
Estimated
Securities Available-for-Sale:                                      Amortized      Unrealized       Unrealized
Market
                                                                      Cost            Gains           Losses
Value

--------------------------------------------------------
U.S. Treasury Securities and Obligations of U.S.
    Government Corporations and Agencies....................         $47,181             $81          $(221)
$47,041
Obligations of State and Political Subdivisions.............          19,560             947           (321)
20,186
Corporate Securities........................................           7,221              42            (18)
7,245
Mortgage-backed and Asset-backed Securities.................          23,783             487           (192)
24,078
Other Securities............................................               1               6
---             7
                                                                           -               -
---             -
    Total...................................................         $97,746          $1,563          $(752)
$98,557
                                                                     =======          ======          =====
=======


Securities Held-to-Maturity:


U.S. Treasury Securities and Obligations of U.S. Government
    Corporations and Agencies...............................          $2,519             ---           $(21)
$2,498
Obligations of State and Political Subdivisions.............          18,253            $646            (18)
18,881
Mortgage-backed and Asset-backed Securities.................             999              12
(22)           989
Corporates..................................................              47             ---
---            47
Other Securities............................................           1,395             ---             ---
1,395
                                                                       -----             ---             ---
-----
    Total...................................................         $23,213            $658           $(61)
$23,810
                                                                     =======            ====           =====
=======

(dollar references in thousands)


NOTE 2 - Securities (continued)

The amortized cost and estimated market values of Securities as of December 31, 1995 are as follows:

                                                                                      Gross            Gross
Estimated
Securities Available-for-Sale:                                      Amortized      Unrealized       Unrealized
Market
                                                                      Cost            Gains           Losses
Value

-------------------------------------------------------

U.S. Treasury Securities and Obligations of U.S.
    Government Corporations and Agencies....................         $31,717            $172          $(170)
$31,719
Obligations of State and Political Subdivisions.............          16,403           1,155             ---
17,558
Corporate Securities........................................           6,375              88             ---
6,463
Mortgage-backed and Asset-backed Securities.................          37,002             317           (259)
37,060
Other Securities............................................              16              71
---            87
                                                                          --              --
---            --
    Total...................................................         $91,513          $1,803          $(429)
$92,887
                                                                     =======          ======          =====
=======

Securities Held-to-Maturity:

U.S. Treasury Securities and Obligations of
    Government & Corporations and Agencies..................          $5,037             ---           $(86)
$4,951
Obligations of State and Political Subdivisions.............          14,472             673            (29)
15,116
Mortgage-backed and Asset-backed Securities.................           1,435               7            (21)
1,421
Other Securities............................................           1,119             ---             ---
1,119
                                                                       -----             ---             ---
-----
    Total...................................................         $22,063            $680          $(136)
$22,607
                                                                     =======            ====          =====
=======

    The amortized cost and estimated market value of Securities at December 31, 1996 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay certain obligations with or without call or prepayment penalties. Mortgaged-backed, Asset-backed and certain other Securities are not due at a single maturity date and are shown separately.

                                                                                                     Estimated
                                                                               Amortized              Market
                                                                                 Cost                  Value
Securities Available-for-Sale:                                                 ---------             ---------

Due in one year or less.....................................                      $4,840                $4,825
Due after one year through five years.......................                      44,229                 44,391
Due after five years through ten years......................                      16,289                 16,392
Due after ten years.........................................                       8,604                 8,864
Mortgage-backed and Asset-backed Securities.................                      23,783                 24,078
Other Securities............................................                           1                      7
                                                                                       -                      -
    Totals..................................................                    $97,746                 $98,557
                                                                                =======                 =======

Securities Held-to-Maturity:

Due in one year or less.....................................                      $3,127                 $3,108
Due after one year through five years.......................                       5,449                  5,532
Due after five years through ten years......................                       2,603                  2,761
Due after ten years.........................................                       9,593                  9,978
Mortgage-backed and Asset-backed Securities.................                         999                    989
Other Securities............................................                       1,442                  1,442
                                                                                   -----                  -----
    Totals..................................................                    $23,213                $23,810
                                                                                =======                =======


                                                            1996                 1995                     1994
                                                            ----                 ----                     ----

                                                 Available-  Held-to-    Available-  Held-to-       Available-
Held-to-
                                                  for-Sale   Maturity      for-Sale  Maturity       for-Sale
Maturity

Sales of Securities are summarized below:

Proceeds from Sales........................     $1,080          $0         $2,515       $0          $7,286       $0
Gross Gains on Sales.......................         76           0             22        0              94        0
Gross Losses on Sales......................        (3)           0            (3)        0             (4)        0

Income Taxes on Gross Gains................         30           0              9        0              37        0
Income Taxes on Gross Losses...............        (1)           0            (1)        0             (2)        0


(dollar references in thousands)

NOTE 2 - Securities (continued)

    Securities with a carrying value of $17,004 and $17,749 as of December 31, 1996 and 1995, respectively, were pledged to secure repurchase agreements, public and trust deposits and for other purposes as required by law.

    No investment securities of an individual issuer exceeded ten percent of German American Bancorp shareholders' equity at December 31, 1996. The total dollar amount of Cash and Due from Banks, Federal Funds Sold and Other Short-term Investments with National City Bank, Louisville, Kentucky was $15,415 at December 31, 1996.

    Investments in state and political subdivisions and corporate obligations are generally required by policy to be investment grade as established by national rating organizations. However, the purchase of non-rated Indiana municipal securities is permitted by policy when the inherent quality of the issue is clearly evident to management. These investments are actively traded and have a readily available market valuation. Market values of these investments are reviewed quarterly with market values being obtained from an independent rating service or broker.

    At December 31, 1996 and 1995, U.S. Government Agency structured notes with an amortized cost of $6,000 and $13,250 and fair value of $5,901 and $13,064, respectively, are included in securities available-for-sale, consisting primarily of step-up single-index bonds.

    Collateralized mortgage obligations (CMO's) and real estate mortgage investment conduits (REMIC's), all of which are issued by U.S. Government Agencies and the majority of which are fixed rate, comprised over 80% of Mortgage-backed securities.

NOTE 3 - Loans

Loans, as presented on the balance sheet, are comprised of the following classifications as of December 31,


                                                                                                 1996           1995
                                                                                                 ----           ----

Real Estate Loans Secured by 1- 4 Family Residential Properties.........................      $93,713        $85,543

Loans to Finance Agricultural Production, Poultry and Other Loans to Farmers............       57,073         61,251

Commercial and Industrial Loans.........................................................      110,894         98,563

Loans to Individuals for Household, Family and Other Personal Expenditures..............       50,200         41,944
Economic Development Commission Bonds...................................................          575            608
Lease Financing.........................................................................        1,279          2,167
                                                                                                -----          -----

    Totals..............................................................................     $313,734       $290,076
                                                                                             ========       ========


Information regarding impaired loans is as follows:
                                                                                                1996          1995
                                                                                                ----          ----

Year-end loans with no allowance for loan losses allocated..............................    $     386     $      215
Year-end loans with allowance for loan losses allocated.................................        3,452          6,420

Amount of allowance allocated...........................................................          452          1,040

Average balance of impaired loans during the year.......................................        4,129          4,643

Interest income recognized during impairment............................................          322            360
Interest income recognized on cash basis................................................          231            277

(dollar references in thousands)

NOTE 3 - Loans (Continued)

    Certain directors, executive officers, and principal shareholders of the Company, including their immediate families and companies in which they are principal owners, were loan customers of the Company during 1996. A summary of the activity of these loans is as follows:


  Balance                                Changes                       Deductions
Balance
 January 1,                            in Persons                                                           December
31,
    1996             Additions          Included          Collected                  Charged-off                1996
--------------------------------------------------------------------------------------------------------------------------
   $11,018            $5,360              $(1)            $(3,773)                       $0
$12,604


    Total Loans serviced for the Federal Home Loan Mortgage Corporation were $4,440 at December 31, 1996 and $3,793 at December 31, 1995. These loans are not reflected on the consolidated balance sheet.

NOTE 4 - Allowance for Loan Losses

A summary of the activity in the Allowance for Loan Losses is as follows:

                                                                          1996               1995                1994
                                                                          ----               ----                ----

Balance as of January 1......................................           $6,893             $6,602             $5,745
Addition of Affiliate Banks..................................              ---                ---                195
Provision for Loan Losses....................................              210                 49                687
Recoveries of Prior Loan Losses..............................              299                637                240
Loan Losses Charged to the Allowance.........................             (874)              (395)              (265)
                                                                          ----               ----               ----
Balance as of December 31....................................           $6,528             $6,893             $6,602
                                                                        ======             ======             ======

 NOTE 5 - Premises, Furniture, and Equipment

Premises, furniture, and equipment as presented on the balance sheet is comprised of the following classifications:

                                                                                            1996              1995
                                                                                            ----              ----

Land...............................................................................       $1,827            $1,611
Buildings and Improvements.........................................................       12,032            11,527
Furniture and Equipment............................................................        6,567             6,079
                                                                                           -----             -----
    Total Premises, Furniture and Equipment........................................       20,426            19,217
       Less:  Accumulated Depreciation.............................................       (8,841)           (7,918)
                                                                                          ------            ------
         Total.....................................................................      $11,585           $11,299
                                                                                         =======           =======


Depreciation expense was $950, $914 and $815 for 1996, 1995 and 1994.

NOTE 6 - Deposits

    The aggregate amount of interest-bearing deposits in denominations of $100 or more was $32,589 and $32,610 as of December 31, 1996 and 1995, respectively.

    At year-end 1996 interest-bearing deposits includes $129,090 of demand and savings deposits and $241,142 of time deposits. Stated maturities of time deposits were as follows:

           1997............................................          $139,740
           1998............................................            70,315
           1999............................................            17,340
           2000............................................             9,910
           2001............................................             3,708
           Thereafter......................................               129
                                                                          ---
              Total........................................          $241,142
                                                                     ========

(dollar references in thousands)

NOTE 7 - Short-term Borrowings

     The Bancorp uses repurchase agreements and short-term borrowings, primarily federal funds purchased and Interest Bearing Demand Notes issued to the U.S. Treasury, as funding sources. Repurchase agreements are essentially borrowings from customers secured by a pledge of securities. The Bancorp retains possession of and control over such securities. Information regarding repurchase agreements and short-term borrowings at December 31, 1996 and 1995 is as follows:


                                                                                         1996               1995
                                                                                         ----               ----
Balances at year-end:
    Repurchase agreements.............................................                 $8,400              8,254
    Federal Funds Purchased...........................................                  2,000              4,150
    Demand Notes Issued to the U.S. Treasury..........................                  2,127                  0


NOTE 8 - Long-term Debt

Long-term debt outstanding consists of the following at December 31:

                                                                                        1996                1995
                                                                                        ----                ----
Federal Home Loan Bank advances: interest payable monthly
    at 5.20%; principal due at maturity on January 13, 1997.......................    $1,000            $    ---

Federal Home Loan Bank advances: interest payable monthly
    at 4.51%; principal due at maturity on October 15, 1996.......................       ---                 500

Federal Home Loan Bank advances: interest payable monthly
    at 6.28%; principal due at maturity on August 8, 2000.........................       ---                 500
                                                                                         ---                 ---

    Total long-term debt..............................................                $1,000              $1,000
                                                                                      ======              ======

These advances are secured by a blanket pledge of residential mortgage loans and U.S. Government and Agency and Mortgage-backed securities.

NOTE 9 - Employee Benefit Plans

    During 1996 and 1995, the Company and all its banking affiliates except Peoples provided a trusteed noncontributory profit sharing plan which covered substantially all full-time employees. Contributions are discretionary and are subject to determination by the Board of Directors. Contributions to this plan were $200 and $184 for 1996 and 1995, respectively. During 1994, First State Bank did not participate in the plan. Contributions were $170 for 1994.

During 1996 and 1995, the Company and all its banking affiliates offered 401(k) deferred compensation plans under which the banks agree to match certain employee contributions. Contributions to this plan were $223 and $216 for 1996 and 1995, respectively. During 1994, First State Bank did not participate in this plan. Contributions to these plans were $175 in 1994.

Peoples has a noncontributory defined benefit pension plan covering substantially all employees with benefits based on years of service and compensation prior to retirement. The funding policy is to contribute the minimum amount required by applicable IRS regulations. Plan assets consist primarily of U.S. Treasury bonds, corporate bonds and other various marketable equity securities.

(dollar references in thousands)

NOTE 9 - Employee Benefit Plans (continued)

    The following sets forth the Peoples Plan's funded status and amount recognized in the balance sheet at December 31 (amounts computed as of November 30th for 1996 and 1995):

                                                                                            1996              1995
                                                                                            ----              ----

Actuarial present value of obligations:
    Accumulated benefit obligation, including benefits
       of $548 and $494............................................................         $551              $496
                                                                                            ====              ====

    Plan assets at fair value......................................................         $956              $809
    Projected benefit obligation for
       service rendered to date....................................................        (838)             (749)
    Unrecognized loss..............................................................           77                89
    Prior service cost not yet recognized..........................................         (13)              (14)
    Unrecognized transition asset..................................................        (154)             (176)
                                                                                           -----             -----

    Prepaid Pension Asset / (Accrued Pension Liability)............................        $  28            $ (41)
                                                                                           =====            ======


                                                                                 1996           1995           1994
                                                                                 ----           ----           ----

Net pension expense included the following:

    Service cost-benefits earned..................................                $36            $32            $45
    Interest cost on projected benefit obligation.................                 61             57             51
    Actual return on plan assets..................................               (97)          (135)             11
       Net amortization and deferral..............................                  6             65           (62)
                                                                                    -             --           ----

       Net pension expense........................................                 $6            $19            $45
                                                                                   ==            ===            ===

    The computation of pension liability and expense is based upon several key assumptions. The weighted-average discount rate, the rate of increase in future compensation and expected long-term rate of return on plan assets were 8.25%, 5.0% and 8.25% for all years presented.


NOTE 10 - Stock Options

    The Company maintains a Stock Option Plan which reserves 168,214 shares of Common Stock (as adjusted for subsequent stock splits and subject to further customary antidilution adjustments) for the purpose of grants of options to officers and other employees of the Company. The date on which options are first exercisable is determined by the Stock Option Committee of the Company, but no stock option may be exercised after ten years from the date of grant. Options may be designated as "incentive stock options" under the Internal Revenue Code of 1986, or as nonqualified options. The exercise price of incentive stock options granted pursuant to the Plan must be no less than the fair market value of the Common Stock on the date of the grant.

    The Plan authorizes an optionee to pay the exercise price of options in cash or in common shares of the Company or in some combination of cash and common shares. If an optionee tenders already-owned common shares to the Company to exercise an option, the Company is obligated to use its best efforts to issue to such optionee a replacement option for the number of shares tendered of the same type (either an incentive stock option or a nonqualified option) as the option exercised and with the same expiration date priced at the fair market value of the stock on that date. Replacement options may not be exercised until one year from the date of grant.

(dollar references in thousands)

NOTE 10 - Stock Options (Continued)

Changes in options outstanding were as follows, as adjusted to reflect stock splits and stock dividends:



                                                                          Number                Weighted-average
                                                                        of Options               Exercise Price

Outstanding, beginning of 1994.....................................        59,039                   $     9.36
Granted............................................................         4,820                        13.98
Exercised..........................................................        (7,409)                        9.36
                                                                           ------
Outstanding, end of 1994...........................................        56,450                         9.76
Granted............................................................         7,711                        13.48
Exercised..........................................................       (13,429)                        9.36
                                                                          -------
Outstanding, end of 1995...........................................        50,732                        10.43
Granted............................................................        14,112                        14.66
Exercised..........................................................       (22,917)                        9.36
                                                                          --------
Outstanding, end of 1996...........................................        41,927                        12.43
                                                                           =======



Options exercisable at year-end are as follows:

                                                                           Number                 Weighted-average
                                                                          of Options               Exercise Price
                                                                          ---------               ----------------
1994...............................................................         21,069                   $    9.36
1995...............................................................         20,101                       10.47
1996...............................................................         12,535                       13.67

    Financial Accounting Standard No. 123, which became effective for 1996, requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard's fair value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $0 for 1996 and 1995.

                                                                                            1996              1995
                                                                                            ----              ----

Net income as reported.............................................................       $4,894            $4,842
Pro forma net income...............................................................       $4,881            $4,834

Earnings per share as reported.....................................................        $0.92             $0.91
Pro forma earnings per share.......................................................        $0.91             $0.91

    In future years, the pro forma effect of not applying this standard is expected to increase as additional options are granted.

     For options granted during 1996 and 1995, the weighted-average fair values at grant date are $0.91 and $1.10.

    The fair value of options granted during 1996 and 1995 is estimated using the following weighted-average information: risk-free interest rate of 5.41% and 5.43%, expected life of one year, expected volatility of stock price of .10 percent and expected dividends of 2.38% and 2.41% per year.

    At year-end 1996, options outstanding have a weighted average remaining life of 6.25 years, with exercise prices ranging from $9.36 to $15.65.

(dollar references in thousands)

NOTE 11 - Income Taxes

    The provision for income taxes consists of the following:

                                                                       1996                  1995
1994
                                                                       ----                  ----
----
Currently Payable.............................................       $2,306                $2,326
$2,340
Deferred......................................................          254                    44
(300)
Net Operating Loss Carryforward...............................          (47)                  (47)
(82)
                                                                        ---                   ---
---
    Total.....................................................       $2,513                $2,323
$1,958
                                                                     ======                ======
======

    Income tax expense is reconciled to the 34% statutory rate applied to pre-tax income as follows:


                                                                       1996                 1995
1994
                                                                       ----                 ----
----

Statutory Rate Times Pre-tax Income...........................       $2,519                $2,436
$2,121
Add/(Subtract) the Tax Effect of:
    Income from Tax-exempt Loans and Investments..............         (645)                (561)
(491)
    Non-deductible Merger Costs...............................          149                   ---
26
    State Income Tax, Net of Federal Tax Effect...............          459                   420
360
    Other Differences.........................................           31                    28
(58)
                                                                         --                    --
--
      Total Income Taxes......................................       $2,513                $2,323
$1,958
                                                                     ======                ======
======


The net deferred tax asset at December 31 consists of the following:

                                                                       1996                  1995
                                                                       ----                  ----

 Deferred Tax Assets:
    Allowance for Loan Losses.................................       $1,546                $1,741
    Pension Expense...........................................            6                    36
    Net Operating Loss Carryforwards..........................          234                   281
    Other.....................................................          168                   337
                                                                        ---                   ---
      Total Deferred Tax Assets...............................        1,954                 2,395
                                                                      -----                 -----

Deferred Tax Liabilities:
    Depreciation..............................................         (192)                 (180)
    Leasing Activities, Net...................................         (282)                 (373)
    Purchase Accounting Adjustments...........................          (45)                  (63)
    Unrealized Appreciation on Securities.....................         (315)                 (552)
    Other.....................................................          (64)                 (154)
                                                                        ---                  ----
      Total Deferred Tax Liabilities..........................         (898)               (1,322)
                                                                       ----                ------

Valuation Allowance...........................................          (48)                  (48)
                                                                        ---                   ---
    Net Deferred Tax Asset....................................       $1,008                $1,025
                                                                     ======                ======


    The Company's subsidiary,  German American Holdings  Corporation,  Inc., has
$688 of federal tax net operating loss carryforwards expiring in the following amounts:


Year                 Amount                  Year               Amount                   Year               Amount
------------------------------------------------------------------------------------------------------------------

1997                  $42                    2000                $135                    2007                $58
1998                   80                    2001                 129                    2008                  4
1999                  135                    2002                 105


(dollar references in thousands)

NOTE 12 - Per Share Data

    In 1995, 1996 and 1997, the Board of Directors declared a 5 percent stock dividend. In lieu of issuing fractional shares, the Company purchased from shareholders their fractional interest. Additionally, the Board declared a two-for-one stock split in 1997. Earnings and dividend per share amounts have been retroactively computed as though these additionally issued shares had been outstanding for all periods presented. The weighted average number of shares used in calculating earnings and dividends per share amounts were 5,335,316, 5,331,745, and 5,331,163 for 1996, 1995, and 1994, respectively. Stock Options
(see Note 10) are not materially dilutive and have been excluded from weighted average shares.

NOTE 13 - Lease Commitments

    The total rental expense for all leases for the years ended December 31, 1996, 1995, and 1994 was $106, $100, and $91, respectively, including amounts paid under short-term cancelable leases.

    At December 31, 1996, the German American Bank and First State Bank subleased space for three branch banking facilities from a company controlled by a director and principal shareholder of the Company. The subleases expire in 2000 and 2001 with various renewal options provided. Aggregate annual rental payments to this Director's company totaled $38 for 1996. Exercise of the Bank's sublease renewal options are contingent upon the Director's company renewing its primary leases.

    The following is a schedule of future minimum lease payments:

Years Ending December 31:

                                                                     Premises             Equipment
Total


    1997....................................................          $78                  $19                    $97
    1998....................................................           67                    9                     76
    1999....................................................           62                    1                     63
    2000....................................................           56                  ---                     56
    2001....................................................           33                  ---                     33
                                                                       --                  ---                     --
       Total................................................         $296                  $29                   $325
                                                                     ====                  ===                   ====

NOTE 14 - Commitments and Off-balance Sheet Items

    In the normal course of business, there are various commitments and contingent liabilities, such as guarantees and commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to make loans, standby letters of credit, and financial guarantees is represented by the contractual amount of those instruments. The Company uses the same credit policy to make such commitments as it uses for on-balance sheet items. These financial instruments at December 31, are summarized as follows:


                                                                                 1996                   1995
                                                                                 ----                   ----


    Commitments to Fund Loans
       Home Equity....................................................         $8,185                 $7,495
       Credit Card Lines..............................................          4,480                  4,528
       Commercial Real Estate Commitments.............................             67                  2,298
       Commercial Operating Lines.....................................         23,900                 27,590
                                                                               ------                 ------
           Total Commitments to Fund Loans............................        $36,632                $41,911
                                                                              =======                =======


    Standby Letters of Credit.........................................         $2,009                 $3,378


(dollar references in thousands)

NOTE 14 - Commitments and Off-balance Sheet Items (continued)

    Since many commitments to make loans expire without being used, the amount does not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower, and may include accounts receivable, inventory, property, land and other items. The approximate duration of these commitments is generally one year or less. The interest rates associated with these commitments are generally variable rate.

    The Company self-insured employee health benefits for all affiliates except Peoples. Stop loss insurance covers annual losses exceeding $35 per covered individual and approximately $392 in the aggregate. Management's policy is to establish a reserve for claims not submitted by a charge to earnings based on prior experience. Charges to earnings were $326 and $269 for 1996 and 1995, respectively. The charge to earnings for 1994 was $230, but did not include First State Bank.

    At December 31, 1996 and 1995, the affiliate banks were required to have $2,504 and $2,424 on deposit with the Federal Reserve or as cash on hand. These reserves do not earn interest.



NOTE 15 - Non-cash Investing Activities

                                                                     1996                 1995                 1994
                                                                     ----                 ----                 ----

   Loans Transferred to Other Real Estate.....................        $25                  $149                $122
   Securities Transferred to Available-for-Sale...............        ---                40,279              44,132


   The data above should be read in conjunction with the Consolidated Statements of Cash Flows. In 1994, Securities were transferred to Available-for-Sale upon adoption of FAS 115, and $2,400 of Securities were transferred to Available-for-Sale upon acquisition of The Otwell State Bank. During December 1995, Securities were transferred from Held-to-Maturity to Available-for-Sale in accordance with the Financial Accounting Standards Board Special Report on Implementation of FAS 115.

(dollar references in thousands)

NOTE 16 - Parent Company Financial Statements

    The condensed financial statements of German American Bancorp as of December 31, 1996 and 1995, and for each of the three years ended December 31, 1996, 1995, and 1994 are as follows:


                                              CONDENSED BALANCE SHEETS
                                             December 31, 1996 AND 1995

                                                                                           1996               1995
                                                                                           ----               ----

 ASSETS
    Cash...........................................................................        $428                $470
    Securities Available-for-Sale, at Market.......................................       1,791                  87
    Investment in Subsidiary Banks and Bank Holding Company........................      45,740              44,597
    Investment in GAB Mortgage Corp................................................         278                 274
    Furniture and Equipment........................................................         785                 313
    Other Assets...................................................................         248                 208
                                                                                            ---                 ---
       Total Assets................................................................     $49,270             $45,949
                                                                                        =======             =======

LIABILITIES........................................................................   $     477          $      161
                                                                                      ---------          ----------
SHAREHOLDERS' EQUITY
    Common Stock...................................................................      25,391              24,403
    Additional Paid-in Capital.....................................................       3,649               1,000
    Retained Earnings..............................................................      19,258              19,563
    Unrealized Appreciation on Securities Available-for-Sale.......................         495                 822
                                                                                            ---                 ---
       Total Shareholders' Equity..................................................      48,793              45,788
                                                                                         ------              ------
       Total Liabilities and Shareholders' Equity..................................     $49,270             $45,949
                                                                                        =======             =======



                                              CONDENSED STATEMENTS OF INCOME
                                  For the years ended December 31, 1996, 1995, and 1994


                                                                                 1996              1995
1994
                                                                                 ----              ----
----

INCOME
    Dividends from Subsidiary Banks......................................      $5,386            $2,665        $4,869
    Dividend and Interest Income.........................................         110                18            44
    Fee Income...........................................................         374               178           ---
    Gain on Security Sales...............................................          74               ---
---
    Other Income.........................................................           5                 5
5
                                                                                    -                 -
-
       Total Income......................................................       5,949             2,866         4,918
                                                                                -----             -----         -----
EXPENSES
    Salaries and Benefits................................................       1,330               922           533
    Professional Fees....................................................         601                95           157
    Occupancy and Equipment Expense......................................         260               130             2
    Other Expenses.......................................................         219               108            26
                                                                                  ---               ---            --
       Total Expenses....................................................       2,410             1,255           718
                                                                                -----             -----           ---
INCOME BEFORE INCOME TAXES AND EQUITY IN
    UNDISTRIBUTED INCOME OF SUBSIDIARIES.................................       3,539             1,611         4,200
Income Tax Benefit.......................................................         556               415           286
                                                                                  ---               ---           ---
INCOME BEFORE EQUITY IN UNDISTRIBUTED
    INCOME OF SUBSIDIARIES...............................................       4,095             2,026         4,486
Equity in Undistributed Income of Subsidiaries...........................         799             2,816
(204)
                                                                                  ---             -----
----
NET INCOME...............................................................      $4,894            $4,842
$4,282
                                                                               ======            ======
======

(dollar references in thousands)


NOTE 16 - Parent Company Financial Statements (continued)


                                            CONDENSED STATEMENTS OF CASH FLOWS
                                  For the years ended December 31, 1996, 1995, and 1994


                                                                                 1996              1995
1994
                                                                                 ----              ----
----

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income...............................................................      $4,894            $4,842        $4,282
    Adjustments to Reconcile Net Income to Net Cash from Operations
       Amortization on Securities........................................          32               ---
---
Depreciation.............................................................         117                65
2
       Net Realized Gain on Sale of Securities...........................         (74)              ---
---
       Change in Other Assets............................................         (40)              (72)
(107)
       Change in Other Liabilities.......................................         338                84
(57)
       Equity in Undistributed Income of Subsidiaries....................        (799)           (2,816)
204
                                                                                 ----            ------
---
         Total Adjustments...............................................        (426)           (2,739)
42
                                                                                 ----            ------
--
       Net Cash from Operating Activities................................       4,468             2,103
4,324
                                                                                -----             -----
-----

CASH FLOWS FROM INVESTING ACTIVITIES
    Investment in Subsidiaries...........................................         ---               ---
(3,818)
Capital Contribution to First State Bank.................................        (632)              ---
---
    Advances made to Subsidiaries........................................         ---               ---
(1,000)
    Repayment of Advances by Subsidiaries................................         ---               ---
2,100Purchase of Securities Available-for-Sale...........................      (1,815)              ---
---
    Proceeds from Sales of Securities Available-for-Sale.................          88               ---           ---
    Property and Equipment Expenditures..................................        (589)             (362)
(18)
                                                                                 ----              ----
---
       Net Cash from Investing Activities................................      (2,948)             (362)
(2,736)
                                                                               ------              ----
------

CASH FLOWS FROM FINANCING ACTIVITIES
    Dividends Paid.......................................................      (1,684)           (1,554)      (1,371)
    Exercise of Stock Options............................................           7                23
3
    Purchase and Retire Common Stock.....................................         ---              (110)
---
Issuance of Common Stock Pursuant to Dividend Reinvestment Plan..........         145               ---
---
    Purchase of Interest in Fractional Shares............................         (30)              (25)
(2)
                                                                                  ---               ---
--
       Net Cash from Financing Activities................................      (1,562)           (1,666)
(1,370)
                                                                               ------            ------
------

Net Change in Cash and Cash Equivalents..................................         (42)               75
218
    Cash and Cash Equivalents at Beginning of Year.......................         470               395
177
                                                                                  ---               ---
---
    Cash and Cash Equivalents at End of Year.............................        $428              $470
$395
                                                                                 ====              ====
====


NOTE 17 - Capital Requirements

    The Company and affiliate Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

(dollar references in thousands)

NOTE 17 - Capital Requirements (continued)

    The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                                                                                Capital to risk-        Tier 1
capital
                                                                                 weighted assets       to average
assets
                                                                                Total       Tier 1
Well capitalized......................................................           10%           6%             5%
Adequately capitalized................................................            8%           4%             4%
Undercapitalized......................................................            6%           3%             3%


    At year-end 1996, consolidated and German American Bank actual capital levels and minimum required levels are presented below. Capital ratios for the other affiliate banks are materially consistent with consolidated capital ratios.


                                                                                                   Minimum Required
                                                                                                      To Be Well
                                                                         Minimum Required          Capitalized Under
                                                                            For Capital            Prompt Corrective
                                                     Actual             Adequacy Purposes:        Action Regulations:
                                               Amount         Ratio    Amount         Ratio       Amount
Ratio
                                               ------         -----    ------         -----      -------
-----
 Total Capital
   (to Risk Weighted Assets)
    Consolidated.......................       $50,402        15.8%        $25,582      8.0%       $31,977       10.0%
     German American Bank...............      $24,183        13.6%        $14,208      8.0%       $17,759       10.0%
Tier 1 Capital
   (to Risk Weighted Assets)
     Consolidated.......................      $46,374        14.5%        $12,791      4.0%       $19,186        6.0%
     German American Bank...............      $21,953        12.4%         $7,104      4.0%       $10,656        6.0%
Tier 1 Capital
   (to Average Assets)
     Consolidated.......................      $46,374        10.0%        $18,632      4.0%       $23,290        5.0%
     German American Bank...............      $21,953         8.3%        $10,559      4.0%       $13,199        5.0%


The Company and all affiliate Banks at year-end 1996 were categorized as well capitalized.


NOTE 18 - Business Combinations

    On April 1, 1994, the Company acquired all of the outstanding shares of The Otwell State Bank of Otwell, Indiana in exchange for 113,286 shares of German American Bancorp common stock. The Otwell State Bank was subsequently merged into Community Trust Bank. Fractional interests were paid in cash of $2. The transaction was accounted for as a pooling of interests.

    On October 28, 1994, the Company acquired three Indiana branches of Regional Federal Savings Bank. The Huntingburg branch site was subsequently combined into an existing branch of the German American Bank in Huntingburg, while the other two sites in Tell City and Rockport were combined into a newly formed commercial bank known as First State Bank, Southwest Indiana. The fair value of assets acquired was $16,048, the fair value of liabilities assumed was $24,982, and the Company received $8,934 of cash at settlement. Goodwill associated with this purchase was $1,353 while core deposit intangible was $317.

    On March 4, 1997, the company acquired Peoples Bancorp of Washington, Indiana and its Wholly-owned subsidiary, Peoples National Bank and Trust Company, in a pooling-of-interests. Pursuant to the merger, the Company issued 615,285 common shares.

(dollar references in thousands)

NOTE 18 - Business Combinations  (Continued)

    The supplemental consolidated financial statements give retroactive effect to the merger with Peoples Bancorp, which has been accounted for using the pooling-of-interests method and, as a result, the financial position, results of operations and cash flows are presented as if the combining companies had been consolidated for all periods presented. The supplemental consolidated statements of changes in shareholders' equity reflect the accounts of the Company as if the additional common stock had been issued during all periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical financial statements upon issuance of the financial statements for the period that includes the date of the merger. The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of the Company and Peoples Bancorp included in the Company's 1996 annual report on Form 10-K.

NOTE 19 - Fair Values of Financial Instruments

    The following methods and assumptions were used to estimate fair values for financial instruments.

    For cash, short-term investments, short-term borrowings and accrued interest, the carrying amount is a reasonable estimate of fair value. The carrying value of commitments to extend credit and standby letters of credit, which is zero, is also a reasonable estimation of fair value. These instruments are generally short-term or variable rate with minimal fees charged.

    In the case of securities, the fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

    The fair value of loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the remaining maturities.

    The fair value of demand deposits, savings accounts, and certain money market deposits and accrued interest, is the amount payable on demand at the reporting date. The fair value of fixed-maturity time deposits is estimated using the rates currently offered on deposits of similar remaining maturities.


                                                                    DECEMBER 31, 1996                 DECEMBER 31,
1995
                                                                    -----------------
-----------------

                                                                 CARRYING           FAIR            CARRYING
FAIR
                                                                   VALUE            VALUE             VALUE
VALUE

-----------------------------------------------------------
Financial Assets:
    Cash and Short-term Investments.........................     $39,310          $39,310           $39,527
$39,527

    Securities Available-for-Sale...........................      98,557           98,557            92,887
92,887

    Securities Held-to-Maturity.............................      23,213           23,810            22,063
22,607

    Loans, net..............................................     306,754          306,397           282,457
281,819
    Accrued Interest Receivable.............................       4,533            4,533             4,435
4,435


Financial Liabilities:

    Deposits................................................   (422,906)        (425,534)         (395,553)
(397,112)

    Short-term Borrowings...................................    (12,527)         (12,527)          (12,404)
(12,404)
    Long-term Debt..........................................     (1,000)          (1,002)           (1,000)
(1,011)

    Accrued Interest Payable................................     (2,279)          (2,279)           (2,207)
(2,207)

Unrecognized Financial Instruments

    Commitments to extend Credit............................        ---               ---
---             ---
    Standby Letters of Credit...............................        ---               ---
---             ---



Notes to the Supplemental Consolidated Financial Statements (continued) (dollar references in thousands)

NOTE 20 - Pending Accounting Changes

    Financial Accounting Standard No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, was issued by the Financial Accounting Standards Board in 1996. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. It is effective for some transactions in 1997 and others in 1998. The effect on the financial statements is not expected to be material.

NOTE 21 - Subsequent Events (Unaudited)

    The Company signed a definitive agreement in January 1998 providing for the merger with CSB Bancorp, ("CSB") which operates Citizens State Bank of Petersburg, Indiana. CSB operates one banking office in Pike County, Indiana. Under the terms of the agreement, the Company will issue to the shareholders of CSB between 928,572 and 1,137,500 shares of Company Common Stock, as adjusted for the Company's two for one stock split and five percent stock dividend, both declared in October 1997 (subject to further antidilution adjustments in the event of any future stock dividends, splits and the like). The number of shares issued is dependent upon the Company's average common stock price during a period prior to the date of the merger closing. Based on the reported bid / asked quotations for the Company's Common Stock during the period preceding January 31, 1998, the Company would issue the minimum number of shares. The transaction is expected to be accounted for as a pooling of interests.

    The proposed merger is subject to approval by the shareholders of CSB, bank regulatory agencies, and other conditions. The parties contemplate that the merger will be effective in the second quarter of 1998. As of September 30, 1997 and for the nine months then ended, CSB reported total assets of $76,717,000, shareholders' equity of $9,113,000 and net income of $398,000.

     The Company also signed a definitive agreement in January 1998 providing for the merger with FSB Financial Corporation ("FSB") which operates FSB of Francisco, Indiana. FSB operates one banking office in Pike County, Indiana and one in Gibson County, Indiana. Under the terms of the agreement, the Company will issue to the shareholders of FSB shares of Company Common Stock with market value equal to 150% of the sum of FSB's shareholders' equity. The market value of the shares issued will be based upon FSB shareholder equity as of the end of the month immediately preceding the closing date, subject to certain adjustments described in the definitive agreement. Based on FSB's shareholder equity as of September 30, 1997, and the average bid / asked quotations for the Company's Common Stock during the period preceding January 31, 1998, the Company would issue approximately 71,678 shares. The transaction is expected to be accounted for as a pooling of interests.

    The proposed merger is subject to approval by the shareholders of FSB, bank regulatory agencies, and other conditions. The parties contemplate that the merger will be effective in the second quarter of 1998. As of September 30, 1997 and for the nine months then ended, FSB reported total assets of $15,699,000, shareholders' equity of $1,481,000 and net loss of $23,000.

Independent Auditors' Report

Board of Directors and Shareholders
German American Bancorp
Jasper, Indiana


    We have audited the accompanying supplemental consolidated balance sheets of German American Bancorp as of December 31, 1996 and 1995, and the related supplemental consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The supplemental financial statements give retroactive effect to the merger of German American Bancorp and Peoples Bancorp of Washington on March 4, 1997, which has been accounted for as a pooling of interests as discussed in Note 18. Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of German American Bancorp after financial statements covering the date of consummation of the business combination are issued.

    In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of German American Bancorp as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.




                                            /s/ Crowe, Chizek and Company LLP

Indianapolis, Indiana
March 4, 1997                               Crowe, Chizek and Company LLP

Market and Dividend Information for
German American Bancorp Common Stock


                         MARKET AND DIVIDEND INFORMATION

    The following table sets forth (a) the high and low closing prices for the Company's common stock as reported by NASDAQ by quarter for 1996 and 1995, and
(b) dividends declared per share on the Company's common stock (not retroactively restated for pooling of interests transactions) by quarter during 1996 and 1995. All per share information has been retroactively restated for the Company's 5% stock dividends declared in 1997, 1996 and 1995 and the 2-for-1 stock split effective November 1, 1997.



                                    1996                                                                  1995
                                    ----                                                                  ----

                      High           Low       Dividend                                    High           Low
Dividend

First Quarter        $15.36        $13.60        $.09                  First Quarter      $14.57
$13.38         $.09
Second Quarter       $16.10        $14.51        $.10                  Second Quarter     $14.23
$12.98         $.09
Third Quarter        $17.00        $15.30        $.10                  Third Quarter      $14.06
$12.98         $.09
Fourth Quarter       $18.33        $16.55        $.10                  Fourth Quarter     $14.68
$13.61         $.09

----                                                                  ----


$.39                                                                  $.36

====                                                                  ====


     The Common Stock was held of record by approximately 1,981 shareholders at March 5, 1997.

     Funds for payment by the Company of cash dividends are expected to be obtained from dividends received by the Company from its subsidiaries. The Company presently intends to follow its historical policy as to the amount, timing and frequency of the payment of dividends. In addition, the Company's Board of Directors presently intends to consider declaring and issuing a stock dividend of 5% on an annual basis. The declaration and payment of future dividends, however, will depend upon the earnings and financial condition of the Company and its subsidiaries, general economic conditions, compliance with regulatory requirements and other factors.